Dreyfus 100% U.S. Treasury Money Market Fund

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

August 19, 2015

Dear Shareholder:

We need your help. We recently sent you proxy materials regarding the upcoming Special Meeting of Shareholders of Dreyfus 100% U.S. Treasury Money Market Fund (the “Fund”), scheduled to be held on October 1, 2015 (the “Meeting”). Our records indicate that we have not received your voting instructions on the important proposal to be presented at this Meeting. Please take a moment now to cast your vote so that your shares may be represented. Another copy of your proxy card(s) has been enclosed. Your vote is critical to the outcome of this Meeting.

After careful review, the Fund’s Board has approved the proposal detailed in your proxy materials and is recommending that shareholders vote FOR the proposal.

Should you have any questions regarding the proposal, please call the toll-free number 1-(877) 478-5047 Monday through Friday between 9:00 a.m. and 10:00 p.m. and Saturday between 10:00 a.m. and 6:00 p.m. Eastern time. The voting options below have been set up for your convenience. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you for your assistance with this important matter.

Please take a moment now to cast your vote using one of the options listed below:

PLEASE CAST YOUR PROXY VOTE TODAY!

Dreyfus 100% U.S. Treasury Money Market Fund

PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 1, 2015

The undersigned shareholder of Dreyfus 100% U.S. Treasury Money Market Fund (the “Fund”) hereby appoints Jeff Prusnofsky and John Hammalian, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of common stock of the Fund standing in the name of the undersigned at the close of business on July 17, 2015, at a Special Meeting of Shareholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor, New York, New York 10166, at 9:30 a.m., on Thursday, October 1, 2015, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposal, as more fully described in the Prospectus/Proxy Statement for the meeting.

THIS PROXY IS SOLICITED BY THE FUND’S BOARD OF TRUSTEES AND WILL BE VOTED FOR THE PROPOSAL SHOWN ON THE REVERSE

SIDE UNLESS OTHERWISE INDICATED.

PLEASE SIGN AND DATE ON THE REVERSE SIDE

PROXY CARD

Do you have questions? If you have any questions about how to vote your proxy or about the Meeting in general, please call toll-free 1-877-478-5047. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. and Saturday 10 a.m. to 6 p.m. Eastern time.

THANK YOU FOR VOTING